UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 5, 2009

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12984	75-2520779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas	75219
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable

(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Information responsive to Item 5.02(b):

On August 5, 2009, Eagle Materials Inc. (“Company”) received a formal resignation letter from O. Greg Dagnan, whose term as a director was scheduled to expire at the annual meeting of the stockholders of the Company to be held on August 6, 2009. Mr. Dagnan’s resignation was effective as of the closing of the polls at the annual meeting.

Information responsive to Item 5.02(e):

On August 6, 2009, the Company held its 2009 annual meeting of the stockholders. At the 2009 annual meeting, the stockholders adopted an amendment to the Eagle Materials Inc. Amended and Restated Incentive Plan (“Plan”) which, among other things, (i) increased the total number of shares of the Company’s Common Stock available for awards granted under the Plan by 3,000,000 shares; (ii) provided that no more than 1,000,000 shares of Common Stock will be available for the issuance of stock awards that are not option awards or stock appreciation rights; (iii) modified the “net share counting” provision so that shares that are used to pay the exercise price of an award or to pay taxes will not be added back to the authorized share pool; (iv) eliminated the three-year restriction period for future stock awards for up to 150,000 shares of Common Stock; and (v) restricted the types of events for which the Compensation Committee is authorized to provide for accelerated vesting of stock awards and performance awards. The material terms of the Plan and the amendment are described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 26, 2009 under the section describing Proposal No. 3. The foregoing summary description is qualified in its entirety by reference to the actual terms of the amendment to the Plan, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description
10.1	Amended and Restated Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ James H. Graass
James H. Graass
Executive Vice President, General Counsel and Secretary

Date: August 10, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Incentive Plan